EMPLOYEE BONUS PLAN

                         Penn-America Insurance Company
                           Penn-Star Insurance Company
                                   Hatboro, PA

                            Effective January 1, 2000
















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                         Penn-America Insurance Company
                           Penn-Star Insurance Company
                               EMPLOYEE BONUS PLAN

     I. Introduction

Penn-America Insurance Company and Penn-Star Insurance Company (hereinafter collectively "the Company") want to provide employees with a bonus program (where appropriate) that grants employees non-qualified stock options.
The Company has, therefore, developed the Employee Bonus Plan ("the Plan").(1)

The Plan is an annual program providing opportunities for eligible employees to earn non-qualified stock options based on both overall Company and individual performance during the preceding fiscal year. The Plan demonstrates the Company's appreciation to its employees. Its purpose is two-fold: to foster interest in the growth of the Company and afford employees recognition for a job well done during the past year. This Plan is an integral part of the total compensation opportunity offered by the Company to its employees.

The Plan is based on the 1993 Stock Incentive Plan ("the 1993 Plan), as amended and restated April 4, 1994. It becomes effective January 1, 2000; and like the 1993 Plan, the Plan will not continue after April 3, 2004.

The Plan has been submitted to, and approved by, the Board of Directors ("the Board") of the Company's parent insurance holding company, Penn-America Group, Inc. ("PAGI"), through its Compensation and Stock Option Committee ("the Committee").

     II. Participation

Management of the Company, via the President, shall present recommendations to the Committee and the Board relative to those entitled to participate in the Plan. The Committee and the Board ultimately determine participation in this Plan.








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1 Management may also award employees cash as part of any employee bonus in a given year. The cash component of any such bonus is left to the discretion of management and does not fall within this Plan or the 1993 Stock Incentive (as amended and restated April 4, 1994), on which this Plan is based.


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     III. Establishment of Parameters

At the time the parameters for the Key Employee Incentive Plan and the respective fiscal year budget are presented, the President of the Company will present to the Committee parameters recommended by management for a bonus under this Plan, if appropriate, for the next fiscal year. The Committee will then adopt and recommend to the Board parameters relative to the grant of non-qualified stock options that include, but are not limited to (i) the amount of non-qualified stock options available under the Plan for that year, (ii) the individuals entitled to participate in the Plan for that year, (iii) the vesting period of the non-qualified stock options, if any, for that year, (iv) the date of grant for non-qualified stock options, if any, for that year, (v) the time within which employees have to exercise the non-qualified stock options, if any, for that year, (vi) the date of valuation of the non-qualified stock options, if any, for that year, and (vii) such other matters related to the operation of the Plan. A copy of the parameters applicable to the current year - i.e., 1999 - is attached as Exhibit 1. On approval by the Board, the parameters will define and establish the terms of the grant of non-qualified stock options to employees as a bonus for the year.

     IV. Distribution of Employee Bonuses

Subject to approval and adoption by the Committee and the Board, the President will instruct the managers relative to the parameters of bonuses to be awarded to eligible employees for the year. The managers of each department will thereafter see that each employee is awarded their bonus, with an explanation as to the contents of the bonus and the reasons for its issuance. The manager will document the reasons for the bonus given to the eligible employee.

Compensation payable in PAGI stock options will be distributed for no consideration on or before April 1, but may be subject to conditions or restrictions imposed by the Committee.

     V. Miscellaneous Provisions

     Decisions on all matters affecting the implementation, operation, continuation, modification, or termination of the Plan will be made at the sole discretion of the Committee or its delegate(s). If any provision of this Plan is determined to be invalid or unenforceable, said invalid or unenforceable provision shall be deemed null and void, and this Plan shall continue and shall be construed in all respects to the extent possible to fulfill the purposes of the Plan as if such invalid or unenforceable provision was omitted.



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                         Penn-America Insurance Company
                           Penn-Star Insurance Company
                               EMPLOYEE BONUS PLAN

                                 1999 Parameters

     1. Compensation:

     Given the Company's performance this year, the employees' bonus for fiscal year 1999 (payable in 2000) is based solely on non-qualified stock options, which serves the duel purpose of encouraging interest in the growth of the Company while recognizing that employees cannot be rewarded with a cash bonus during poor Company performance years.

     2. Employees Entitled to Participate:

     All employees actively employed with the Company for one or more years shall be entitled to participate and receive a bonus for fiscal year 1999. Normally, all employees currently participating in the Key Employee Incentive Compensation Plan ("the KEIC Plan") would not be entitled to a bonus under this Plan. However, given the Company's performance in 1999 and the fact that employees normally entitled to compensation under the KEIC Plan will not (and have not) received additional compensation under that plan, an exception is being made for all employees that fall under the provisions of the KEIC Plan, BUT FOR Jon S. Saltzman, President, John M. DiBiasi, Executive Vice President, Underwriting and Marketing, Rosemary R. Ferrero, Chief Financial Officer, Thomas Bowie, Sr. Vice President, Claims, Garland P. Pezzuolo, Secretary and General Counsel, and Ransley Lennon, Vice President, Information Technology. These employees will not receive a bonus under the Plan.

     3. Key Terms of 1999 Bonus:

          (a) The number of non-qualified stock options afforded each eligible employee is based on an individual, eligible employee's salary level as of January 1, 2000. Those eligible employees making $30,999 or under as of January 1st shall receive 250 options; those eligible employees making between $31,000 and $85,000 as of January 1, 2000 shall receive 500 options; and Duane Wohlgemuth shall receive 1000 options.
          (b) The options shall be valued at the fair market value of Penn-America Group, Inc. common stock as of the close of the market on the night before the date of grant;
          (c)  The options shall vest one year after the date of grant;
          (d) The options shall be exercisable for five (5) years after the date the options first vest;
          (e) Eligible employees will have the option of exercising the options via a cashless or regular transaction. In a cashless transaction, the employee is ideally entitled in one transaction to exercise options and realize the cash

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               gain from the sale of the resulting stock, without having to expend any money; and,

          (f) All parttime employees employed with the Company, so long as they are actively employed with the Company a minimum of 20 hours per week for one or more years, shall be entitled to participate. The number of options to which an eligible parttime employee is entitled will be based on annualizing the parttime employee's salary and dividing the annualized salary by two (2).

     4. Distribution of Bonus:

     At the first quarterly meeting of the Company in 2000, the President will announce the bonus for fiscal year 1999. Thereafter, each manager shall meet with each eligible employee and distribute his or her respective non-qualified stock option bonus agreement. As soon thereafter as practical, a representative from a third party administrator retained by the Company to monitor the Plan shall be available to meet with all eligible employees to discuss the basics of the Plan, the terms and conditions of the employees' bonuses, and to answer any questions the employees may have.












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